EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

COMMUNITY NATIONAL BANK
561 East Washington Avenue
Ashburn, Georgia 31714

CUMBERLAND NATIONAL BANK
392 Charlie Smith, Sr., Highway
St. Mary's, Georgia 31558

FIRST NATIONAL BANK, TARPON SPRINGS
710 East Tarpon Avenue
Tarpon Springs, Florida 34689